EXHIBIT 10.25

COMPENSATION ARRANGEMENTS FOR OUTSIDE DIRECTORS

Cash Compensation

The cash fees paid to outside directors are as set forth below.

Chairman of the Board

The Chairman of the Board of Directors, Mr. R.S. Evans, receives a cash retainer fee at rate of $63,000 per year. Mr. Evans receives no other cash compensation for his service on the Board and its Committees.

Other Non-Employee Directors

Non-employee directors, other than Mr. Evans, receive the following cash compensation:

Annual Board retainer	$20,250
Annual retainer – Audit Committee chairman	$8,100
Annual retainer – other Audit Committee members	$1,215
Annual retainer – Management Organization & Compensation Committee chairman	$2,430
Annual retainer – Executive Committee members	$1,620
Meeting fee	$1,620

Stock Compensation

In accordance with Company’s non-employee directors’ stock compensation program, each non-employee director is awarded, on the date of the Annual Meeting of Stockholders, a grant of restricted stock units (“RSUs”) for a number of shares equal to the lesser of (i) shares valued at $15,000 on the date of grant, or (ii) 15,000 shares.

The RSUs vest in full on the date of the next Annual Meeting of Stockholders or upon a change of control of the Company. The shares of stock represented by vested RSUs are delivered to the director upon cessation of his service on the Board.

On April 23, 2012, the date of the 2012 Annual Meeting of Stockholders, each of the non-employee directors received a grant of 11,152 RSUs in accordance with the above-described program. These RSUs will vest in full on April 22, 2013, the date of the 2013 Annual Meeting of Stockholders.

Other

The Company reimburses its directors for reasonable expenses incurred in attending Board and Committee meetings.